EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter and the Extension of Stock Repurchase Program

METAIRIE, La., April 27, 2012 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2012 was $519,000, a decrease of $60,000 from the first quarter of 2011. Diluted earnings per share were $0.18 for both three month periods ended March 31, 2012 and 2011. Net interest income was $2.4 million during the first quarter of 2012, a decrease of $27,000 compared to the first quarter of 2011. Non-interest income increased by $74,000 between the respective quarters due primarily to increased gains on the sale of residential mortgage loans. Non-interest expense was $1.9 million for the first quarter of 2012, an increase of $118,000 compared to the first quarter of 2011.

In addition, the Company announced that it has extended the duration of its stock repurchase program that was announced on October 28, 2011 for a period of six months to October 26, 2012. There are currently 134,989 shares remaining to be purchased under the program. These shares may be acquired in the open market or privately negotiated transactions, as and when deemed appropriate by management.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "On behalf of the Board of Directors and the officers and employees of the Company, I am pleased to announce that the Bank will be opening a new full-service branch in Covington, Louisiana during June of 2012. We believe that this new location will provide additional core funding opportunities that will enhance Bank's overall cost of funds, and support the growth in our residential and commercial real estate loan portfolios."

Total assets were $319.3 million at March 31, 2012, an increase of $6.2 million from December 31, 2011. Cash and cash equivalents declined by $23.1 million to $4.5 million at March 31, 2012. Total securities available-for-sale were $15.4 million at March 31, 2012, a decrease of $7.4 million compared to December 31, 2011. This decrease was due to the maturity of $6 million in US Agency debt securities and a $1.4 million reduction in the balance of available-for-sale mortgage backed securities. During the first quarter of 2012, total securities held-to-maturity increased by $26.8 million, to $86.4 million. This increase in the balance of our securities held-to-maturity was due to the purchase of $27.4 million in US Agency issued CMOs and $4 million in US Agency issued mortgage-backed securities. These purchases were partially offset by the receipt of $4.6 million in scheduled principal payments and unscheduled prepayments of principal on mortgage-backed securities.  Net loans receivable were $204.7 million at March 31, 2012, an increase of $9.0 million compared to December 31, 2011. During the quarter ended March 31, 2012, our first mortgage loans secured by single family residences increased by $3.5 million, our home equity loans and lines of credit increased by $1.1 million, our first mortgage loans secured by multifamily residential collateral increased by $4.0 million, and first mortgage loans secured by non-residential commercial real estate increased by $1.1 million.

Total deposits were $193.4 million at March 31, 2012, and $194.3 million at December 31, 2011. At the end of the first quarter of 2012, our total deposits were comprised of $9.4 million in noninterest bearing accounts and $184.0 million of interest bearing accounts. Total Federal Home Loan Bank advances and other borrowings were $64.2 million at March 31, 2011, an increase of $7.1 million compared to December 31, 2011. This increase in total borrowings was due to $7.5 million in short-term FHLB advances used to fund the growth in our loan portfolio during the quarter.

Total shareholders' equity was $58.2 million at March 31, 2012, an increase of $727,000 from December 31, 2011. Total shareholders' equity was increased by $519,000 in net income, and the release of 42,284 shares held by the Recognition and Retention Plan Trust, with a cost basis of $533,000, which became vested and were released to plan participants. These increases were partially offset by the acquisition of 18,036 shares of common stock at an aggregate cost of $296,000, pursuant to our stock repurchase plans, and a $39,000 reduction in accumulated other comprehensive income.    The Bank's tier 1 capital ratio was 14.86% at March 31, 2012, which was well in excess of well-capitalized regulatory standards at such date. Tier 1 risk-based capital and total risk-based capital were 28.86% and 29.89%, respectively, at March 31, 2012.

Net interest income was $2.4 million during the first quarter of 2012, a decrease of $27,000 compared to the first quarter of 2011. During the 2012 period, interest income was $3.6 million, a decrease of $279,000 compared to 2011 period. This decrease in interest income was attributed to a decrease in average interest-earning assets of $7.2 million between the respective quarterly periods, due to a reduction in our investment securities portfolio, and a 25 basis point decrease in the average yield on our interest-earning assets. The average yield on our interest-earning assets was 4.63% and 4.88%, respectively, for the three month periods ended March 31, 2012 and 2011. Interest income on loans receivable was $2.7 million during the first quarter of both 2012 and 2011. We saw a $17.3 million increase in the average balance of our loans receivable during the first quarter of 2012 compared to the first quarter of 2011, although this was offset by a 53 basis point reduction in the average yield earned on our loan portfolio. The average balance of our mortgage-backed securities increased by $13.5 million while the average yield on our mortgage-backed securities decreased by 130 basis points during the first quarter of 2012 compared to the first quarter of 2011, resulting in a decrease in interest income on mortgage-backed securities of $117,000. Interest income on investment securities decreased by $156,000 to $40,000 for the three month period ended March 31, 2012 compared to the three month period ended March 31, 2011. This decrease in interest income on investment securities was primarily due to a $42.5 million decrease in the average balance of our investment securities.

Total interest expense was $1.1 million, with our interest-bearing liabilities having an average cost of 1.83% during the first quarter of 2012, compared to $1.4 million and an average cost of 2.19% for the first quarter of 2011. The average rate paid on interest-bearing deposits was 1.22% during the quarter ended March 31, 2012, a decrease of 35 basis points from the quarter ended March 31, 2011. Interest expense on borrowings was $552,000 at an average cost of 3.71% during the first quarter of 2012, and $653,000 at an average cost of 3.83% during the first quarter of 2011.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities improved to 2.80% for first quarter of 2012, compared to 2.69% for the first quarter of 2011. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.18% for the three month period ended March 31, 2012, an increase of four basis points from the three month period ended March 31, 2011.

The Company recorded provisions for loan losses of $55,000 during the first quarter of 2012, compared to provisions for loan losses of $37,000 during the first quarter of 2011. Our allowance for loan losses was $1.7 million at March 31, 2011, or 160.31% of our non-performing loans at such date. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.85% and 0.91% at March 31, 2012 and December 31, 2011, respectively. The Company recorded charge-offs of $48,000 against its home equity loans and lines of credit and $69,000 against its consumer loans during the first quarter of 2012. Total non-performing loans were $1.1 million for the periods ended March 31, 2012 and December 31, 2011. Other real estate owned increased by $300,000 to $832,000 during the first three months of 2012. At March 31, 2012, our other real estate owned was comprised of a restaurant located in Baton Rouge, Louisiana with a fair value of $300,000, a single family residence located in New Orleans with a fair market value of $150,000, and the Bank's participation interest in a $170 million construction loan secured by a multi-use development in Baton Rouge, Louisiana, which had a fair value of $382,000 at March 31, 2012.

Non-interest income for the first quarter of 2012 was $274,000, an increase of $74,000 from the first quarter of 2011. Customer service fees, which are primarily comprised of fees earned on transaction accounts and broker fees earned on certain loan sales, were $140,000 during the 2012 period, an increase of $15,000 from the 2011 period. During the quarter ended March 31, 2012, the Bank sold $5.9 million in mortgage loans resulting in gains of $109,000 compared to the sale of $3.8 million in mortgage loans which resulted in gains of $56,000 during the quarter ended March 31, 2011. Other non-interest income was $25,000 and $19,000, respectively for the three month periods ended March 31, 2012 and 2011.

Non-interest expense for the quarter ended March 31, 2012 was $1.9 million, an increase of $118,000 from the quarter ended March 31, 2011. Salaries and employee benefits expense was $1.2 million during the first quarter of 2012, an increase of $59,000 compared to the first quarter of 2011. The increase in salaries and benefits expense was primarily due to an increase in commissions earned on loan originations and overall higher levels of salaries due to an increase in our number of employees.  Occupancy expenses were $291,000 and $277,000 for the respective quarters ended March 31, 2012 and 2011. This increase in occupancy expense was attributed to repairs and renovations to our new branch office. Our FDIC deposit insurance premiums decreased by $16,000 during the first three months of 2012 compared to the first three months of 2011. This decrease in our FDIC deposit insurance premium was due to a reduction in the base assessment applicable to our institution.  The net cost of OREO operations was $38,000 for the first quarter of 2012, an increase of $36,000 compared to the first quarter of 2011. During the 2012 period, the Company recorded write-downs of $30,000 against its OREO. Other non-interest expenses were $248,000 and $224,000, respectively, for the period ended March 31, 2012 and 2011. This increase was primarily due to increases in our advertising expenses, postage expense and costs associated with our public reporting requirements.

Income tax expense was $277,000 based on pre-tax income of $796,000 during the first quarter of 2012 compared to income tax expense of $306,000 on pre-tax income of $885,000 during the first quarter of 2011.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2011, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	March 31	December 31,
	2012	2011
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 319,328	$ 313,128
Cash and cash equivalents	4,494	27,589
Securities available-for-sale
Investment securities	6,410	12,394
Mortgage-backed securities	8,975	10,356
Securities held-to-maturity
Investment securities	-	-
Mortgage-backed securities	86,353	59,581
Loans receivable, net	204,658	195,632
Deposits	193,426	194,326
FHLB advances and other borrowings	64,170	57,113
Shareholders' equity	58,247	57,520

Book Value per Share	$17.98	$17.66

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Selected Operating Data:
Total interest income	$ 3,552	$ 3,831
Total interest expense	1,111	1,363
Net interest income	2,441	2,468
Provision for loan losses	55	37
Net interest income after provision for loan losses	2,386	2,431
Total non-interest income	274	200
Total non-interest expense	1,864	1,746
Income before income taxes	796	885
Income taxes	277	306
Net income	$ 519	$ 579

Earnings per share:
Basic	$ 0.19	$ 0.19
Diluted	$ 0.18	$ 0.18
Weighted average shares outstanding
Basic	2,756,850	3,068,858
Diluted	2,893,268	3,176,430

	Three Months Ended March 31,
	2012	2011

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.63%	4.88%
Average rate on interest-bearing liabilities	1.83%	2.19%
Average interest rate spread(2)	2.80%	2.69%
Net interest margin(2)	3.18%	3.14%
Average interest-earning assets to average interest-bearing liabilities	126.32%	126.20%
Net interest income after provision for loan losses to non-interest expense	128.00%	139.23%
Total non-interest expense to average assets	2.37%	2.17%
Efficiency ratio(3)	68.66%	65.44%
Return on average assets	0.66%	0.72%
Return on average equity	3.59%	3.82%
Average equity to average assets	18.42%	18.80%

	At March 31,	At Dec. 31,
Asset Quality Ratios(4):	2012	2011
Non-performing loans as a percent of total loans receivable (5) (6)	0.53%	0.54%
Non-performing assets as a percent of total assets(5)	0.60%	0.51%
Allowance for loan losses as a percent of non-performing loans	160.31%	168.06%
Allowance for loan losses as a percent of total loans receivable (6)	0.85%	0.91%
Net charge-offs during the period to average loans receivable (6)(7)	0.06%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	14.86%	15.00%
Tier 1 risk-based capital ratio	28.86%	29.32%
Total risk-based capital ratio	29.89%	30.38%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President & Chief Executive Officer

         or

         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190